Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 566,274,439.65	0.0001531	$ 86,696.62
Fees Previously Paid
	Total Transaction Valuation:	$ 566,274,439.65
	Total Fees Due for Filing:			$ 86,696.62
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 86,696.62
Offering Note
[1]	* Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (i) the product of (A) 30,254,705 shares of common stock, par value $0.01 per share (the "Shares") of Potbelly Corporation, a Delaware corporation (the "Company"), issued and outstanding, and (B) the offer price of $17.12 per Share (the "Offer Price"), (ii) the product of (A) 1,237,345 Shares issuable pursuant to restricted stock units granted pursuant to the Company's 2019 Long-Term Incentive Plan (the "Company Stock Plan") and (B) the Offer Price; (iii) the product of (A) 1,077,662 Shares issuable pursuant to performance-based restricted stock units and market stock units granted pursuant to the Company Stock Plan and (B) the Offer Price; (iv) the product of (A) 47,572 Shares issuable pursuant to outstanding stock options and (B) $3.92, which is the difference between the Offer Price and $13.20, the weighted average exercise price of such options; and (v) the product of (A) 727,891 Shares issuable pursuant to outstanding warrants and (B) $11.67, which is the difference between the Offer Price and $5.45, the exercise price of such warrants. The foregoing share figures have been provided by the Company and are as of September 9, 2025, the most recent practicable date. ** The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Section 6(b) Filing Fee Rate Advisory #1 for fiscal year 2025 beginning on October 1, 2024, issued August 20, 2024, by multiplying the transaction value by 0.00015310.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A